Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2011, with respect to the consolidated financial statements of Hypercom Corporation included in this Registration Statement on Form S-3 and related Prospectus of VeriFone Systems, Inc. for the registration of 1,138,872 shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 29, 2011